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                                                     ATTACHMENT A


                         UNIT CORPORATION
                         PROMISSORY NOTE



$______________                          Date:  November 20, 1997


     Unit Corporation, a Delaware corporation, hereinafter referred to as the "Company", for value received, hereby promises to pay to ________________, the principal sum of $__________ together with interest on the unpaid principal amount as hereinafter provided, both principal and interest being payable at the address of the holder on the records of the Company, in such coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts.

     Interest shall accrue on the outstanding unpaid balance of principal due hereunder at an annual percentage rate equal to the rate from time to time announced by The Chase Manhattan Bank, N.A., New York, New York (the "Bank") as its prime commercial rate for United States dollar loans made in the United States (the "Prime Rate"). Any change in the interest rate hereon resulting from a change in the Prime Rate shall be and become effective as of and on the date of the announcement by the Bank of the change in such Prime Rate. Principal payments equal to one fifth of the original principal amount hereof together with accrued but unpaid interest shall be payable on January 2, 1999 and on January 2 of each of the next four successive calendar years thereafter.

     This Note is one of a series of Notes (the "Notes") of even date herewith in the aggregate original principal amount of [$5,000,000] issued pursuant to the terms of that certain Agreement and Plan of Merger dated as of November 20, 1997 (the "Agreement") entered into by and between the Company, Unit Drilling Company ("UDC"), Hickman Drilling Company ("HDC") and each of the shareholders of HDC including the payee named above and the related Certificate of Merger filed with the Office of the Secretary of State of Oklahoma pursuant to which HDC was merged with and into UDC, each of which rank on a parity with the others with respect to the priority of claims for payment.

     Notwithstanding anything in this Note to the contrary, the principal amount and interest due hereunder is subject to offset or reduction in the amount of and to the extent of any liability or obligation that the payee named above may have to the Company, UDC or any other Indemnified Person under Article 11 of the Agreement. Should the named payee become liable for any amounts under such
Article 11 (any such amounts being referred to herein as "Payee Liability"), the Company shall provide at least 20 days' written notice thereof to said payee and the amount of the next installment or installments of interest and principal due hereunder shall be reduced by the amount of such Payee Liability. The amount of such Payee Liability shall be applied first to the amount of accrued but unpaid









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interest due hereunder and the balance shall then be applied to reduce the amount of the principal due hereunder, all as of the date of the notice of the Company to the named payee hereof.

     The total amount of interest payable hereunder is limited to that amount of interest that may be lawfully charged to the undersigned under the laws of the State of Oklahoma. It is the intent of the payee and the undersigned to conform strictly to the usury laws of the State of Oklahoma, and any interest on the principal sum hereof in excess of that allowed by any said usury laws shall be subject to reduction to the maximum amount of interest allowed under said laws. If any interest in excess of the maximum amount of interest allowable by said usury laws is inadvertently paid to the holder hereof at any time, any such excess interest shall be refunded by the holder to the party or parties entitled to the same after receiving notice of payment of such excess interest.

     In the event one or more of the Events of Default (as defined below) shall have occurred and be continuing, the holder hereof may declare the principal and interest accrued hereunder to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Note contained to the contrary notwithstanding. An "Event of Default" shall be and consist of any of the following events:

          (a) any default in the payment of the principal or interest when due hereunder and such continuance of default for a period of five days; or

          (b) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or similar law now or hereinafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of one hundred twenty (120) consecutive days; or

          (c) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereinafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Company for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing.

          (d) any default by the Company in the performance of its obligations under the Agreement which is not corrected within 15 days of written notice of such default having been given to the Company by the holder.










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Notwithstanding the foregoing, the holder of this Note may consent to or waive any past default under the terms hereof and its consequences.

     The Company shall not have the right to prepay or redeem this Note in whole or in part on any date prior to the maturity date of this Note without the consent of the holder.

     In the event of a default the entire unpaid balance shall be immediately due and payable, together with any past due interest at the rate of five percentage points 5% per annum above the Prime Rate.

     In the event of any controversy, claim or dispute between the parties relating to the performance of this Note, including, without limitation, any arbitration proceedings conducted with respect to any asserted set-off right for Payee Liability, the prevailing party shall be entitled to recover from the non-prevailing party all of its reasonable costs and expenses, including reasonable attorneys' fees.

     IN WITNESS WHEREOF, Unit Corporation has caused this Note to be signed in its corporate name by the signatures of its President and its Secretary and has caused its corporate seal to be affixed hereto or imprinted hereon.

     DATED this _____ day of ______________________, 1997.

                                      UNIT CORPORATION
Attest:


_________________________________     By__________________________________
Secretary                                   President

[Corporate Seal]

THE ISSUANCE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE OKLAHOMA SECURITIES ACT. NEITHER THE RECORD NOR THE BENEFICIAL OWNERSHIP OF THIS NOTE MAY
BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE UNDER BOTH OF SAID ACTS AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR RULES UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACTS ARE AVAILABLE WITH RESPECT TO SUCH SALE OR TRANSFER AND SAID SALE OR TRANSFER IS MADE PURSUANT TO AND IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF SAID EXEMPTIONS.












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